EXHIBIT 99

                                            Press Release: Sonoma Valley Bancorp
                                                              Sonoma, California
                                                       Contact: Mel Switzer, Jr.
                                                         (707) 935-3290 Ext. 221


                         SONOMA VALLEY BANCORP ANNOUNCES
                            RECORD EARNINGS FOR 2003
                          TOTAL ASSETS NOW $205 MILLION

SONOMA, CA., JANUARY 15, 2004--Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the net earnings for the year ended 2003 were $2,911,000 or $2.00 per share compared to $2,744,000 or $1.87 per share in 2002, a 7% growth for the year. Based upon year end information, the annualized Return on Average Assets was 1.49% and the annualized Return on Average Equity was 14.39%. Book value for the outstanding shares of stock as of year end was $14.73, a 13% increase over 2002. (Unaudited)

Sonoma Valley Bancorp posted total assets of $205 Million at December 31, 2003, an increase of 12% over 2002. Deposits grew 13% to $180 Million from $160 Million in 2002. Total earning assets reached $182 Million, an increase of 12% over the same period in 2002.

For the tenth year, Findley Reports, Inc., the California Bank Rating Company named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2003.

In November, the company announced the establishment of the Banco de Sonoma branch office in Boyes Hot Springs, with a planned opening in March of 2004. The full service office will be located in the Fiesta Shopping Center and will be the third branch location for the holding company.

Sonoma Valley Bancorp is traded on the OTC BULLETIN BOARD and the stock symbol is SBNK.
This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.